Exhibit 99.2
NOTICE OF REDEMPTION
All of the Outstanding
9 5/8% Senior Notes due 2013
PARKER DRILLING COMPANY
CUSIP Nos. 701081 AM 3 and 701081 AL 5*
     NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of October 10, 2003, among Parker Drilling Company, a Delaware corporation (the “Company”), the subsidiaries of the Company named therein as guarantors and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank), as Trustee, as supplemented and amended by the First Supplemental Indenture, dated as of November 8, 2006, and the Second Supplemental Indenture, dated as of June 2, 2008 (together, the “Indenture”), that the Company has elected to redeem on April 21, 2010 (the “Redemption Date”) all of its outstanding 9 5/8% Senior Notes due 2013 (the “Notes”). The Notes are being called for redemption pursuant to Section 3.07 of the Indenture and Paragraph 5 of the Notes.
     On March 8, 2010, the Company announced an offer to purchase for cash any and all of the outstanding Notes tendered on or prior to 11:59 p.m., New York City time, on April 2, 2010 (the “Tender Offer”). All of the Notes not tendered and purchased in the Tender Offer that remain outstanding on the Redemption Date will be redeemed at the redemption price of 103.208% of the principal amount of the Notes (the “Redemption Price”), or $1,032.08 per $1,000 principal amount of Notes. In addition, holders of Notes will receive accrued and unpaid interest thereon from April 1, 2010 up to but not including the Redemption Date. Interest to be paid on April 1, 2010, will be paid in the normal manner to holders of record on March 15, 2010. Copies of this Notice of Redemption are being mailed by The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank), as the paying agent (the “Paying Agent”), directly to holders of record of the Notes as such holders appear in the securities register maintained by the Company.
     Unless the Company defaults in making the redemption payment, on and after the Redemption Date, the Notes will no longer be deemed to be outstanding, interest on the Notes will cease to accrue and all other rights with respect to the Notes will cease and terminate, except only the right of the holders thereof to receive the Redemption Price, without interest, upon surrender of the Notes to the Paying Agent.
     Under United States federal income tax law, the Paying Agent is required to withhold 28% from reportable payments made to certain holders of Notes unless the holder furnishes a properly completed IRS Form W-9 or otherwise establishes an exemption from backup withholding.
     Notes must be surrendered to the Paying Agent to collect the Redemption Price. To receive the Redemption Price, certificates representing the Notes must be surrendered to the Paying Agent at the following address:
Express Delivery Only
The Bank of New York Mellon Trust Company

Attn Redemptions
2001 Bryan Street 9th Floor
Dallas Texas 75201

The Bank of New York Mellon
Dated: March 22, 2010	Trust Company, as Trustee (212) 815-2742

*	The CUSIP numbers are included in this notice of redemption solely for the convenience of the holders of the Notes. Neither the Company nor the Trustee is responsible for the selection or use of the CUSIP numbers, nor is any representation made as to the correctness or accuracy of the CUSIP numbers printed on the Notes or listed in this notice of redemption.